Exhibit 10(a)

FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT is dated as of September 25, 2007, between TASTY BAKING COMPANY, a Pennsylvania corporation (the “Company”) and CHARLES P. PIZZI (“Executive”).

WHEREAS, the Company and the Executive have entered into an Amended and Restated Employment Agreement dated as of July 27, 2006 (“Employment Agreement”) pursuant to which Executive is employed as the President and Chief Executive Officer of the Company; and

WHEREAS, the parties desire to amend the Employment Agreement for the purposes and with the effect stated herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and intending to be legally bound hereby, the Company and Executive agree as follows:

1.	Amendment to Section 4. Subsection 4(c) of the Employment Agreement is, effective October 7, 2007, hereby amended and restated to read in its entirety as follows:

“(c)     In the event Executive elects not to obtain life insurance (in excess of the basic $10,000 of coverage paid for by the Company) under the Company’s life insurance program for executives, but maintains or obtains life insurance through other policies, the Company agrees to reimburse Executive for the cost of such other insurance up to the amount which the Company would have paid for an equivalent amount of life insurance under the Company’s life insurance program.  Executive acknowledges that the amount reimbursed by the Company will be reported as W-2 income to Executive.  In addition, provided Executive is in good health and insurable at regular rates, the Company shall obtain for the benefit of the Executive, and maintain at all times during the Employment Period and pay the premiums for, a term life insurance policy in the amount of Two Million Dollars ($2,000,000.00) for the period beginning on October 7, 2007 and ending on the termination or expiration of the Employment Period.  Executive shall be the owner of such policy (unless such insurance is effected through the Company’s group life insurance program) and shall have the sole right to designate the beneficiaries of such policy.  Executive acknowledges that the company will report as W-2 income to Executive the premiums paid on such policy.

2.
General.  In all other respects, except as expressly amended hereby, the Employment Agreement remains in full force and effect as of the date hereof.  This First Amendment to the Employment Agreement represents the entire understanding of the parties hereto and supersedes all prior agreements and understandings, oral or written, relating to the subject matter hereof, and no change, alteration or modification hereof may be made except in a writing signed by both parties hereto.

IN WITNESS WHEREOF, the parties have executed this First Amendment to the Employment Agreement as of the date and year first written above.

Tasty Baking Company

	By:	/s/
Charles P. Pizzi		James E. Ksansnak
Chairman of the Board